United States
Securities and Exchange Commission
Washington, D. C. 20549
FORM 8-A/A
(AMENDMENT NO. 3)
For registration of certain classes of securities
pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
Biogen Idec Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-0112644

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14 Cambridge Center, Cambridge Massachusetts	02142

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

None	None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates:                      (if applicable).
Securities to be registered pursuant to Section 12(g) of the Exchange Act:
Series X Junior Participating Preferred Stock Purchase Rights
(Title of Class)

Item 1. Description of Securities to be Registered
Item 2. Exhibits
SIGNATURE

     Biogen Idec, Inc., a Delaware corporation (f/k/a Idec Pharmaceuticals Corporation, the “Company”), is filing this Amendment No. 3 to supplement and amend its Registration Statement on Form 8-A dated July 31, 1997, as previously amended on July 26, 2001 and June 25, 2003. (the “Amended Registration Statement”).
     Item 1 of the Amended Registration Agreement is amended to add the following paragraph as the last paragraph of Item 1:
Item 1. Description of Securities to be Registered
     On January 22, 2009, the Company entered into Amendment No. 2 (the “Amendment’) to its Amended and Restated Rights Agreement, dated as of January 22, 2009, between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC), as rights agent. The Amendment provides that the Rights (as defined in the Amended and Restated Rights Agreement) expire at the close of business on January 30, 2009. The foregoing summary is qualified in its entirety by reference to the full text of the Amendment, which is set forth as Exhibit 1 hereto and is incorporated herein by reference.
Item 2. Exhibits.
1.	Amendment No. 2 to Amended and Restated Rights Agreement between the Company and Mellon Investor Services, LLC, as Rights Agent dated as of January 22, 2009 (incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K for the year ended December 31, 2008).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: February 6, 2009

BIOGEN IDEC INC.

By: Name:	/s/ Robert A. Licht Robert A. Licht
Title:	Vice President and Assistant Secretary